CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 76 to the Registration Statement on Form N-4, 333-79311 of RiverSource® RAVA 5 Advantage® Variable Annuity/RiverSource® RAVA 5 Select® Variable Annuity/RiverSource® RAVA 5 Access® Variable Annuity (Offered for contract applications signed prior to April 30, 2012) of our report dated February 25, 2016 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 20, 2016 with respect to the financial statements of RiverSource Variable Account 10, which appear in Post-Effective Amendment 11 to the Registration Statement on Form N-4, 333-186218. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
April 25, 2016